Exhibit 10.2
English Translation of the Cooperation Agreement
 Agreement No.: SY (2009) 001
Party A: Heilongjiang SenYu Animal Husbandry Co., Ltd.
Legal Representative: Shang Zhenyu
Party B: Heilongjiang Wangda Fodder Co., Ltd.
Legal Representative: Dou Beijun
    To improve the comprehensive cooperation relationship between the two parties, and the promotion of Party A’s cultivation model of “Company Base Farmer”, Party A and Party B, on the basis of adhering to the principle of equality, mutual benefit and honesty, and after full consultations and negotiations, have reached the following agreement regarding to the cooperation issues, cooperation models, etc, and committed to strictly abiding by the terms of this agreement and performing the obligations of each party.
PART ONE   GENERAL PROVISIONS
1.
The aim of this agreement is to promote Party A’s cultivation model of “Company Base Farmer” within Heilongjiang region, thus to reduce the production cost, increase both parties’ profit, and achieve the win-win goal for both parties.

2.
Under the cultivation model of “Company Base Farmer” referred by this agreement, a close cooperation relationship is established between the two parties. Party B will sell its fodder on credit to the farmers who purchase “Topigs” or “Canadian” pigs from Party A, Party B should sign a credit sale agreement with the farmers, and agree on that when slaughtering the commercial hogs, the farmers will gain 40% of the profit after deducting the breeding cost.

3.
Methods to confirm the fodder price and credit sale amount: Both parties have jointly confirmed that the fodder price of credit sale is 2240 RMB per ton, on the basis that the average cost of production of the fodder produced by Party B (full price fodder) is 2040 RMB per ton, combined the fixed profit which is 200 RMB per ton. Further negotiation will be taken place between the two parties and the price will be confirmed in supplemental agreement if the price of raw materials has arisen for more than 6%; the fodder amount of the credit sale is 288 kilogram for each commercial hog. The price and credit sale amount above should be the settlement basis with the farmers.

4.
Agreement scope: To ensure the quality and quantity of the commercial hogs Party B retrieves and its financial planning, Party B should only sell its fodder on credit and pay the profits to the farmers under the cultivation model of “Company Basis Farmers”.

5.
For the better performance of both parties’ obligations under the agreement, Party A will accredit personalities to Party B, including warehouse keepers and liaisons, on its own expenses, and could increase or replace the personalities as required at any time.

6.
Both parties should closely pay attention to the commissariat price, Party B should communicate with Party A in time when the commissariat price is lower during the year, and choose the chance to stock fodder raw materials after negotiation to reduce the cost.

7.
During the cooperation period, Party B should designate certain person to keep communicating and exchanging information with other cooperators under the cultivation model of “Company Basis Farmers”, to ensure the well execution of the cooperation and the operation of the production system.

8.	Methods to coordinate and supervise the execution of the agreement:
(1)
Party A will accredit warehouse keepers to both the Party B’s warehouses of raw materials and products, and jointly supervise the storage of the fodder raw materials as well as the fodder for credit sale.

(2)	The liaisons from Party A are responsible for supervising the purchase price of Party B’s raw materials.
Party B should fully cooperate with the personalities from Party A without any interferences.

9.
The loss of each pig during short-distance transport is 1.5 kilo in winter, 2.5 kilo in summer, the winter starts from October 30th every year and ends on April 30th of the next year; the summer starts from May 1st and ends on October 29th every year, and the excess part is borne by Party B.

10.	The retrieving price will be confirmed according to the local county-level market price, and the rank will be confirmed as live pigs.
11.	Payment by Party A:
(1)
During the execution of the agreement, after pre-paying for the purchase of raw materials, Party B has the right to ask Party A to pay for the pre-purchase, which should be paid within three working days without any mistakes identified by Party A.

(2)
When stocking large amount of raw materials is necessary, both parties should further negotiate on the mode and amount of the payment based on the condition at that time, and sign the supplemental agreement in written.

(3)
On the phase of retrieving commercial hogs, Party B should pay the 40% profits to the farmers and fodder cost of the sow in advance. Party A will pay the retrieving price with the confirmation letter issued by its personality after delivering the commercial hogs to its transportation base.

(4)
The two parties both have agreed that after paying retrieving price in advance, the two parties should arrange the settlement, and Party A should pay within three working days after receiving any certificate of payment from Party B.

PART TWO    RIGHTS AND OBLIGATIONS
12.	Rights of Party A:
(1)	Party A has the right to supervise the fodder distribution process, as well as the quantity and quality by Party B.
(2)	The payment by Party A will be once a week in principle and Party A keeps the right to pay immediately under special circumstances.

(3)	Party A has the right to ask Party B retrieve commercial hogs in time, the right to accept all the commercial hogs Party B has retrieved, and the right to refuse any substandard ones.
(4)	Party A has the right to jointly check the fodder cost with Party B.
13.	Obligations of Party A:
(1)	Party A should pay the fodder price according to the agreement.
(2)	Party A should pay Party B the profit divided to the farmers as well as the sows’ fodder cost after Party B retrieving commercial hogs.
(3)	Party A should accept standard commercial hogs Party B has delivered in time.
(4)	Party A should pay short-distance transport cost at the price of 10 RMB per pig to Party B, which has already been a part of fodder cost without any further payment.
14.	Rights of Party B:
(1)	Party B has the right to ask Party A to pay fodder price, fodder fixed profit and the profit divided to the farmers.
(2)	Party B has the right to suggest Party A to stock fodder raw materials when the time is appropriate.
(3)	Party B has the right to retrieve commercial hogs on behalf of itself.
15.	Obligations of Party B:
(1)
Party B should be responsible for paying the fodder price and the fodder cost when retrieving live pigs from farmers, as well as the 40% divided profit in advance. The application of payment should be issued after that. Party B should report the fodder usage plan and amount of retrieving commercial hogs a week before, so that Party A could be prepared for the payment in advance.

(2)	Party B should deliver the commercial hogs to Party A’s transportation base.
(3)	Party B should pay due attention to the standard of commercial hogs during the retrieving. The delivery fee should be boned by Party B if the commercial hogs are rejected because of substandard.

(4)	Party B should notice Party A’s carrier the designated place two working days before the delivery.
(5)	Party B is responsible for ensuring the fodder quality and quantity as well as the delivery time.
(6)	During the retrieving process, due attention should be paid. Party B is responsible for recording the quality and weight of the commercial hogs accurately.
(7)
It is Party B’s responsibility to use its own sale network to provide after-sale service to the farmers, to guarantee that the information on fodder usage amount and retrieving commercial hogs will be reported to Party A in time, and try to report the relevant data constantly.

PART THREE    RISKS
16.
None of the two parties is responsible for the breach of the agreement under the condition of force majeure, e.g. earthquakes, floods, wars, and any other condition which leads to the incapability of performing the agreement.

17.
The farmers should bear the risk of commercial hogs’ death during the breeding process, and be responsible for paying the fodder cost of the credit sale. Party B should claim its legal rights in time. If the farmers are incapable of paying, then Party B is directly responsible for the payment.

18.
During the breeding process, if the commercial hogs are substandard under the condition of fully provided fodder by Party B, Party B should allow the farmers to keep breeding, until the commercial hogs reach the retrieving standard, and the fodder price during this period is the cost price of the fodder. Party B should sign a separate agreement regarding to this period, but the fodder will be sold to farmers directly by Party B, Party A is not involved.

PART FOUR   LIABILITY FOR BREACH OF THE AGREEMENT
19.
Both parties should perform the agreement strictly abiding by the terms of this agreement. If any large-scale breach of agreement occurs, the one who breaches the agreement should pay the other party default fine at the price of 20% of the first year’s total price of the agreement.

If Party B breaches the agreement and affects the promotion of the “Company Basis Farmers” cultivation model, all the creditor’s rights based on the credit sale agreement of fodder between Party B and the farmers as well as the supplementary agreement will be assigned to Party A. This term will be effective right after two times notice in written from Party A, and no more agreement on creditor’s right subrogation is necessary. For Party A’s convenience, Party B should transfer relative documents to Party A within 10 working days after this term becomes effective, and notice the debtors as well as provide any convenience which is needed.
If Party B breaches the agreement, both term one and term two is effective without coming into conflict.
If Party A breaches the agreement, who is incapable of paying Party B the fodder cost or retrieving cost, and exceeds 15 days after the due day, Party B has the right to claim the fundamental breach of the agreement by Party A, and has the right to rescind the agreement and claim Party A for compensations on the losses resulted from breaching the agreement.
20.
After certain appraisal, if the death of the pigs results from fodder quality, the losses are boned by Party B, including the fodder cost pre-paid by Party A, fodder cost of farmers and other relative direct as well as indirect losses.

PART FIVE   MISCELLANEOUS
21.
Both parties should be confidential to any term and information regarding to the agreement, without disclosing to the third party. The one who discloses the agreement to the third party and cause losses to the other party should pay at the price of 20% of the first year’s total price of the agreement.

22.	Any invalid condition occurs regarding to the whole or part of the agreement, will not affect the effect of the PART SIX and PART SEVEN.
23.
Any agreement reached between the parties of the agreement and other related parties under the model should be taken place under the system, and any other terms which are conflicted to this agreement will be deemed as breach of agreement.

24.
The other related parties under the model should share the information on breeding pigs sale, fodder delivery and retrieving commercial hogs unconditionally, and take the supervision unconditionally from other related parties.

25.	Definitions:
(1)
Commercial hogs: edible pigs which are breed under the cultivation model of “Company Basis Farmers” and sell directly to slaughter enterprises. The standard of retrieving is 95 kilo to 110 kilo per pig.

(2)
Fodder: full price fodder which is necessary for breeding commercial hogs, including aperture materials, piglets’ materials and developed materials, all the fodder above must achieve the nutrition standard and energy standard designated by Party A.

(3)
Short-distance transport: transport taken place by Party A by using Party B’s delivery network, from Party B retrieves commercial hogs under the model to deliver them to Party A’s carrier, usually less than 100 kilometers.

(4)	Transport losses: weight losses during the process of retrieving commercial hogs by Party B.
(5)
Delivery addresses designated by Party A: the place Party A chooses and accepts commercial hogs according to Proximity among the places designated by Party B after receiving notice, which is an uncertain place.

(6)
Breeding cost: fodder cost of commercial hogs and breeding pigs, fodder for each breeding pig is estimated as 1.095 ton per year, which is approximately 150RMB each commercial hog (the cost will change with the change of raw material price).

PART SIX MODIFICATION, TERMINATION, RESCINDATION AND TRANSFER OF THE AGREEMENT
26.
No party shall unilaterally modify this agreement, any issues not mentioned in this agreement should be reached in supplemental agreement after negotiation between two parties, if any conflict between supplemental agreement and this agreement occurs, the supplemental agreement should be taken as valid and binging. But the agreement will keep valid and binding before the supplemental agreement is signed.

27.	The agreement will be terminated under the following conditions:
(1)	The parties may dissolve the agreement upon consensus through consultation.
(2)	The expiration date of the agreement has arrived.
(3)	The aim of the agreement cannot be attained because of force majeure.
(4)	The cultivation model of “Company Basis Farmers” is not accord with the demands of the market, no further operation is possible.
28.	The agreement will be rescinded under the following conditions:
(1)
Unilateral fundamental breach of the agreement and thus makes realization of the aim of the agreement impossible, or any major accident due to negligence occurs which leads to enough reason for the other party to believe the responsible party is incapable of performing the agreement.

(2)	Other related parties breach the agreement and thus leads to the parties of this agreements incapable of performing the agreement.
(3)	Emergency occurs and leads to the foundation of the cooperation vanish.
29.	Both of the two parties have agreed that not transferring whole or part of the rights and obligations of this agreement to the third party.
PART SEVEN   JURISDICTIONS
30.
During the performance period of the agreement, any misunderstanding on the terms of the agreement or any dispute on the performance of the agreement should be resolved by means of friendly consultation and negotiation. If no agreement could be achieved by consultation or negotiation, the parties may initiate an action in the people’s court where the agreement is signed. The agreement is signed at Jiamusi, Heilongjiang Province.

PART EIGHT   VADILITY AND PERIOD OF THE AGREEMENT

31.
There are four originals of the agreement, and each party shall take two, which has equal legal binding effect. Supplemental attachment is an inseparable part of this agreement with equal legal binding effect. The agreement will be taken into effect from January 1st, 2009.

32.	Agreement term: This agreement is a timeless agreement.
33.
The cooperation agreement signed between two parties on October 11th, 2007 terminates automatically. If any conflict between the supplementary agreements according to the former agreement and this agreement occurs, this agreement should be taken as valid and binding, other issues not mentioned in this agreement will keep valid and binding.

Party A: Heilongjiang SenYu Animal Husbandry Co., Ltd.
 (Signature)

Party B: Heilongjiang Wangda Fodder Co., Ltd.
(Signature)

December 30th, 2008,
Jiamusi, Heilongjiang Province